                                                                     EXHIBIT 2.5


                               EXCHANGE AGREEMENT


                                       BY
                                      AND
                                     AMONG



                                AMEDISYS, INC.,
                           ALLIANCE HOME HEALTH, INC.



                                      AND



                            UNIVERSITY CAPITAL CORP.

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                               EXCHANGE AGREEMENT

    THIS EXCHANGE AGREEMENT (this "Agreement") is made effective as of December ___, 1997, by and between AMEDISYS, INC., a Delaware corporation, with its principal place of business at 3029 South Sherwood Forest Blvd., Suite 300, Baton Rouge, Louisiana 70816 ("AMED"), ALLIANCE HOME HEALTH, INC., an Oklahoma corporation with its principal place of business at 4870 S. Lewis, Suite 120, Tulsa, Oklahoma 74105 ("Company") and UNIVERSITY CAPITAL CORP., an Oklahoma corporation with its principal place of business at 4870 S. Lewis, Suite 120, Tulsa, Oklahoma 74105 ("Stockholder"). AMED, the Company and the Stockholder are sometimes referred to collectively as the "Parties."

                                    RECITALS

     WHEREAS, AMED desires to exchange shares of its common stock for 100% of the issued and outstanding capital stock of the Company ("Company Stock") from the Stockholder as hereinafter provided and the Stockholder desires to effect such exchange; and

    NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, and covenants contained herein, the parties agree as follows:

     1. Definitions. As used in this Agreement, the following terms have the meanings indicated:

     1.01. Closing: The consummation of the transactions contemplated by this Agreement.

     1.02.     GAAP:  Generally accepted accounting principles.

     1.03. Health Care Laws: All federal, state and local laws, regulations and ordinances related to the business of the Company including but not limited to Medicaid, Medicare and regulations of the Health Care Finance Administration.

     1.04.     Knowledge: means actual knowledge after reasonable investigation.

     1.05. Material Adverse Effect: Any change in the financial condition or operation of the business that would materially affect the Company's business adversely, including, but not limited to, material changes to management, business conditions, or financial condition.

     1.06. Medicare Liabilities: Any and all claims, losses, liabilities, obligations, costs, expenses, fines, penalties, damages or judgments of any kind or nature whatsoever assessed by Medicare for Cost Provider Numbers _____ and _____ for the fiscal years ending August 31, 1995; 1996 and 1997; and September 30, 1995; 1996 and 1997, respectively.

     1.07. Medicare Cost Reporting Letter: A letter from Medicare detailing the Medicare Liabilities.

     1.08. Operating Licenses: Licenses, permits and registrations issued by the appropriate state and federal agencies, which are necessary to the operation of the Company's business. Such Operating Licenses are more fully described in Schedule 3.11 hereto.

     2. Terms of Exchange. On the basis of the representations, warranties, covenants, and agreements contained in this Agreement and subject to the terms and conditions of this Agreement:

     2.01. Transfer. The Stockholder shall assign, transfer and convey at the Closing the Company Stock, representing 100% of the issued and outstanding capital stock of the Company, to AMED. The Stockholder shall deliver at Closing a Stock Power in the form attached hereto as Schedule 2.01, a letter of Non-distributive Intent attached hereto as Schedule 5.06, and any other documents required by this Agreement.

     2.02. Consideration. AMED shall deliver and the Stockholder shall be entitled to receive 278,571 shares of Amed common stock, of which ______ shares will be placed in escrow as collateral for the indemnification provisions set forth in Section 9.13, pursuant to the Escrow Agreement attached hereto as
Schedule 2.02.

     2.03.     Total Consideration.  The Company Stock referred to in Section
2.01. and the consideration to be paid by AMED referred to in Section 2.02. shall constitute all of the consideration to be paid in connection with the transactions contemplated by this Agreement.

     2.04.     The Closing.   The Closing of the transactions contemplated by
this Agreement shall be on or before December ___, 1997, at the law offices of Brewer & Pritchard, P.C., 1111 Bagby, Suite 2450, Houston, Texas 77002 or such other locations as mutually agreed.

     3.        Representations and Warranties of the Company and the
Stockholder.   The Company and the Stockholder hereby agree, represent, and warrant to AMED, on the date of this Agreement, as follows:

     3.01. Organization and Qualification. The Company does not own any interest in any other business enterprise or legal entity, except as disclosed in Schedule 3.01. Schedule 3.01 also correctly sets forth as to the Company its state of incorporation, principal place of business, and jurisdictions in which it is qualified to do business. The Company is an Oklahoma corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to conduct its business and is not in breach of, or in default with respect to, any term of its Certificate of Incorporation, Bylaws or other organizational documents, except where such breach would not have a Material Adverse Effect. The Company has obtained all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry

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on the business in which it is now engaged and the business in which it contemplates engaging, except where the failure to do so would not have a Material Adverse Effect. The Company is duly qualified to transact the business in which it is engaged in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

     3.02.     Capitalization.  The Stockholder owns ____ shares of the Company
Stock, which constitutes all of the outstanding capital stock of Company.   The
Company Stock is not owned or held in violation of any preemptive right of any other person or entity, is validly authorized, validly issued, fully paid and non-assessable, and is owned of record and beneficially by the Stockholder. The shares of Company Stock held by the Stockholder are free and clear of all liens, security interests, pledges, charges, encumbrances, voting agreements, and voting trusts. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any shares of capital stock of the Company or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of the Company. There is outstanding no security or other instrument convertible into or exchangeable for capital stock of the Company.

     3.03.     Due Authorization; Third Party Consents.   The Company and the
Stockholder have the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and, except as set forth on
Schedule 3.03 to this Agreement, no approval or consent of any person other than the Company and the Stockholder is necessary in connection with the execu tion, delivery, or performance of this Agreement. The execution, delivery, and performance of this Agreement by the Company and the Stockholder have been duly authorized by its board of directors and no other corporate proceedings on the part of the Company or the Stockholder are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a legal and binding obligation of the Company and the Stockholder, and is valid and enforceable against the Company and the Stockholder in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts of competent jurisdiction, and
(iii) any court or administrative body may refuse to enforce the choice of law provision of Section 9.12 of this Agreement.

     3.04. Litigation. Except as set forth in Schedule 3.04, there is not any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation (formal or informal), pending or to the best of Company's or Stockholder's Knowledge threatened (or any basis therefor known to the Company or the Stockholder), with respect to the Company or the Stockholder (as it relates to the business of the Company), including but not limited to any action or claim under any federal, state, local or other governmental act, rule, regulation, or any interpretations thereof, relating to environmental matters or the protection of the safety and health of persons connected with

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the Company's business (including but not limited to the transportation, treatment, storage, recycling, disposal, or release into the environment of hazardous or toxic materials or waste), or any basis on which any proceeding or investigation against the Company or the Stockholder might reasonably be undertaken or brought. The Company and the Stockholder have informed AMED of, and upon request has furnished or made available to AMED copies of all relevant court papers and other documents relating to, the matters set forth in Schedule
3.04. Included in Schedule 3.04 is a list of all suits, actions, arbitrations, or other proceedings or investigations in which the Company has been involved during the five year period immediately preceding the Closing. The Company is not presently engaged in any legal action to recover monies due to the Company, for damages sustained by the Company, or amounts owed to the Company, except as set forth on Schedule 3.04. During the five year period immediately preceding the Closing, the Company has neither received nor been a party to any written notice of violations, orders, claims, citations, complaints, penalties, assessments, court, or other proceedings, administrative, civil or criminal, at law or in equity, with respect to any Health Care Law except for routine regulatory inquiries or claims which would not have a material Adverse Effect. In addition, to the Company's and Stockholder's Knowledge, the Company has neither received nor been party to any written notice of violations, orders, claims, citations, complaints, penalties, assessments, court, or other proceedings, administrative, civil or criminal, at law or in equity, with respect to any alleged violations of any other federal, state, or local environmental law, regulation, ordinance, standard, permit, or order in connection with the conduct of its business or otherwise during the past five years.

     3.05. Employees. The Company does not have, or contribute to, any pension, profit-sharing, option, other incentive plan, or other Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974), or has any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits, except as set forth in Schedule 3.05. Schedule 3.05. contains a true and correct statement of the names, relationship with the Company, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the fiscal year ended December 31, 1996 of each Stockholder, and the three highest paid employees of the Company. As of November 30, 1997, the rate of compensation of any of its Stockholder, employees, agents, dealers or distributors, is disclosed in Schedule 3.05.

     3.06. No Violation of Employee Contracts. No employee of the Company is in violation of any term of any employment contract, non-competition agreement, or any other contract or agreement or any restrictive covenant with a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or of the use of trade secrets or proprietary information of others. There is neither pending nor, to the Knowledge of the Company or the Stockholder, threatened, any actions, suits, proceedings, or claims with respect to any contract, agreement, covenant, or obligation referred to in the preceding sentence, except as listed in Schedule 3.04.

     3.07. Insurance. Schedule 3.07 sets forth an accurate and complete list and brief description of all policies of fire and extended coverage, liability, and the forms of similar insurance

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or indemnity bonds held by the Company. The Company is not in default with respect to any provisions of any such policy or indemnity bond and has not failed to give any notice or present any claim thereunder in due and timely fashion, which failure or failures to give such notice or present such claim, individually or in the aggregate, could have a Material Adverse Effect on the business of the Company. All such policies and bonds are (i) in full force and effect, (ii) with insurance companies believed by the Company and the Stockholder to be financially sound and reputable, (iii) are sufficient for compliance by the Company with all requirements of law and of all agreements and instruments to which the Company is a party, (iv) provide that they will remain in full force and effect through the respective dates set forth in Schedule 3.07, and (v) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 3.07 sets forth an accurate and complete list of all accident or other liability claims received by or known by the Company and the Stockholder for the three year period immediately preceding the Closing, involving claims in excess of $10,000 per claim, as well as a description of the status of each such claim. Such claims are covered by one or more insurance policies set forth in Schedule 3.07.

     3.08. Contracts, Agreements and Instruments. Schedule 3.08 accurately and completely sets forth the information required to be contained therein. The Company has furnished to AMED:

          3.08.01. The Certificate of Incorporation, Bylaws and other organizational documents of the Company and all amendments thereto, as presently in effect, certified by the president of the Company;

          3.08.02. True and correct copies of all material contracts, agreements and other instruments in excess of $20,000 referred to in
          Schedule 3.08;

          3.08.03. True and correct written descriptions of all service, material supply, distribution, agency, financing or other arrangements or understandings referred to in Schedule 3.08 involving an obligation on the part of the Company in excess of $20,000.

Except for matters which, in the aggregate, would not have a Material Adverse Effect or are otherwise disclosed in the Agreement, to the Knowledge of the Company and the Stockholder, no other party to any such contract, agreement, instrument, leases, or license is now in violation or breach of, or in default with respect to complying with, any material provision thereof, and each such contract, agreement, instrument, lease, or license contained in the Schedules hereto is in full force and effect and is the legal, valid, and binding obligation of the parties thereto and is enforceable as to them in accordance with its terms. Each such service, supply, distribution, agency, financing, or other arrangement or understanding contained in the Schedule hereto is a valid and continuing arrangement or understanding, except for matters which, in the aggregate, would not have a Material Adverse Effect; neither the Company, the Stockholder, nor any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding, except for matters which, in the aggregate, would not have

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a Material Adverse Effect; and the execution, delivery, and performance of this
Agreement will not prejudice any such arrangement or understanding in any way contained in the Schedule hereto, except for matters which, in the aggregate, would not have a Material Adverse Effect.

     3.09. Compliance With Laws. The Company has complied with, and is not in violation of any term or provision of its Certificate of Incorporation or Bylaws. To the Company's and the Stockholder's Knowledge, the Company has complied with and is not in violation of any of the (i) terms or provisions of any applicable judgment, decree, order, statute, injunction, rule, ordinance, or
(ii) any Health Care Law, or (iii) foreign, United States, state or local statutes, laws, rules, or regulations, except for any variance that would not have a Material adverse Effect.

     3.10. Financial Condition. The Company has delivered to AMED true and correct copies of the following: audited financial statements of the Company for the fiscal year ended September 30, 1995, unaudited financial statements of the Company for the fiscal year ended September 30, 1996, unaudited financial statements of the Company for the fiscal year ended September 30, 1997 and the unaudited balance sheet ("the Company's Last Balance Sheet") dated as of October 31, 1997 ("the Company's Last Balance Sheet Date"), all of which are set forth in Schedule 3.10. Each such balance sheet presents fairly the financial condition, assets and liabilities of the Company as of its date; each such statement of income presents fairly the results of operations of the Company for the period indicated; and each statement of cash flows presents fairly the information purported to be shown therein. The financial statements referred to in this Section 3.10 have been prepared in accordance with GAAP consistently applied throughout the periods involved, are correct and complete in all material respects, and are in accordance with the books and records of the Company.

     3.11. Permits and Licenses. The Company has all permits, licenses, and other similar authorizations necessary for the conduct of its business as now being conducted by it, and it is not in default in any respect under any such permits, licenses, or authorizations. All permits, licenses, and other similar authorizations necessary for the conduct of the Company's business as now being conducted by it are as set forth in Schedule 3.11. Except as set forth in
Schedule 3.11, no royalties, commissions, or fees are payable by the Company to any person by reason of the ownership or use of any intangible property. The Company is the sole and exclusive owner of all of its assets, does not use any of its assets by the consent of any other person and is not required to and does not make any payments to others with respect thereto. Except as set forth in
Schedule 3.11, there are no material licenses, sub-licenses, or agreements relating to the use of any intangible property now in effect, and the Company and the Stockholder have no Knowledge that any intangible property is being infringed by others. Except as listed in Schedule 3.04, no claim that would have a Material Adverse Effect on the business of the Company is pending or, to the Knowledge of the Company, threatened, or has been made since the Company's inception to the effect that, nor does the Company have any Knowledge that the operation of the Company's business or any method, process, part, or material that the Company employs, conflicts in any material way with, or infringes in any material way upon any rights of the type enumerated above, owned by others.

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     3.12.     Properties.  The Company has good and marketable title to all properties and assets used in its business or owned by it (except such real and other property and assets as are held pursuant to leases or licenses described in Schedule 3.12), free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except such as are disclosed in Schedule
3.12 or disclosed on the Company's Last Balance Sheet).

     3.12.01. Attached as Schedule 3.12 is a true and complete list of all properties and assets owned, leased, or licensed by the Company having an individual or aggregate value of $20,000 or more, including with respect to such properties and assets leased or licensed by the Company, a description of such lease or license. All such properties and assets owned by the Company are reflected on the Company's Last Balance Sheet. All properties and assets owned, leased, or licensed by the Company that are necessary to the Company's business are in good and usable condition (reasonable wear and tear, which is not such as to have a Material Adverse Effect on the operation of the business of the Company, excepted);

     3.12.02. The properties and assets owned, leased, or licensed by the Company constitute all such properties and assets which are necessary to the business of the Company as presently conducted or as it contemplates conducting;

     3.12.03. No real property owned, leased or licensed by the Company lies in an area which is, to the Knowledge of the Company or any Stockholder, or will be subjected to zoning, use or building code restrictions which would prohibit the continued effective ownership, leasing, licensing or use of such real property in the business in which the Company is now engaged or the business in which it contemplates engaging; and

     3.12.04. All accounts and notes receivable, net of reserve for bad debt, reflected on the Company's Last Balance Sheet, and arising since the Last Balance Sheet Date, have been collected, or are and will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, offset, or setoff on the part of the obligor, and, if not collected, can reasonably be anticipated to be paid within 90 days of the date incurred.

     3.13. Hazardous Materials. Except as disclosed on Schedule 3.13, the Company is not in the business of possession, transportation, or disposal of hazardous materials. If and to the extent that the Company's business has involved the possession, transportation, or disposal of hazardous materials, to the best of the Company's and the Stockholder's Knowledge the Company has complied with any and all applicable laws, ordinances, rules, and regulations and has not and will not be the basis of any claim or proceeding against, or any liability of, the Company with respect to the period

                                      -7-
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prior to the Closing.  To the Knowledge of the Company and the Stockholder, no
employee of the Company has been exposed to hazardous materials in the course of employment with the Company such that exposure could cause liability to the Company.

     3.14.       Interest in Competitors.   Except as set forth in Schedule 3.14
to this Agreement, no shareholder, officer, director, or employee of the Company, nor any spouse or child of any shareholder, officer, director, or any employee with authority to enter into contracts on behalf of the Company, has any direct or indirect interest in any competitor, supplier, or customer of the Company or in any person from whom or to whom the Company leases any real or personal property, or in any other person with whom the Company is doing business.

     3.15. Tax and Other Liabilities. The Company does not have any present liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local, or foreign taxes and liabilities to customers or suppliers, which could have a Material Adverse Effect upon the Company, other than the following:

          i. Liabilities for which full provision has been made on the Company Last Balance Sheet as of the Company's Last Balance Sheet Date, in accordance with GAAP, and

          ii. Other liabilities arising since the Company's Last Balance Sheet Date and prior to the Closing in the ordinary course of business which are not inconsistent with the representations and warranties of the Company's or any other provision of this Agreement.

Without limiting the generality of the foregoing, the amounts set forth as provisions for taxes on the Company's Last Balance Sheet are sufficient for all accrued and unpaid taxes of the Company, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the Company's Last Balance Sheet Date or now in effect, for the period ended on such date and for all fiscal years prior thereto. The Company has filed all applicable tax returns required to be filed by it or has obtained applicable extensions and are not delinquent with respect to such extensions; have paid (or have established on the Company's Last Balance Sheet a reserve for) all taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises, which are due and payable and have delivered to the Company a true and correct copy of any report as to adjustments received by the Company from any taxing authority during the past five years and a statement as to any litigation, governmental or other proceeding (formal or informal), or investigation pending.

     3.16.     Changes or Events.   Except as set forth in Schedule 3.16, since
the Company's Last Balance Sheet Date, none of the following has occurred:

        3.16.01. Any material transaction by the Company not in the ordinary course of business involving amounts in excess of $20,000;

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        3.16.02.  Any material capital expenditure by the Company involving amounts in excess of $20,000;

        3.16.03. Other than in the ordinary course of business, any changes in the condition (financial or otherwise), liabilities, assets, or business or in any business relationships of the Company, including relationships with suppliers or customers, that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

        3.16.04. The destruction of, damage to, or loss of any asset of the Company (regardless of whether covered by insurance) that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

        3.16.05. Any labor disputes that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

        3.16.06. Except as listed on Schedule 3.16, there have been no changes in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Company, except for any such changes as were required by law;

        3.16.07. Other than in the ordinary course of business or if it has no Material Adverse Effect, any increase in the salary or other compensation payable or to become payable by the Company to any employee, or the declaration, payment, or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person;

        3.16.08. The material amendment or termination of any material contract, agreement, or license to which the Company is a party, except in the ordinary course of business;

        3.16.09. Any loan by the Company to any person or entity, or the guaranteeing by the Company of any loan other than loans made in the ordinary course of business;

        3.16.10. Any mortgage, pledge, or other encumbrance of any asset of the Company except in the ordinary course of business;

        3.16.11. The waiver or release of any right or claim of the Company, except in the ordinary course of business;

        3.16.12. Any other events or conditions of any character within the Knowledge of the Company and the Stockholder that, when considered individually or in the aggregate, have or might reasonably be expected to have a Material Adverse Effect;

        3.16.13. Any loss or, to the Knowledge of the Company or the Stockholder, any threatened loss of any permit, license, qualification, special charter or certificate of authority held or enjoyed or formerly held or enjoyed by the Company which loss has had or upon occurrence might reasonably be expected to have a Material Adverse Effect;

        3.16.14. Any failure on the part of the Company to operate its business in the ordinary course and consistent with past practices so as to preserve its business organization intact, to retain the services of its employees and to preserve its goodwill and relationships with suppliers, creditors, customers, and others having business relationships with it;

        3.16.15. Any agreement by the Company to do any of the things described in the preceding clauses 3.16.01 through 3.16.14.

    3.17.      No Defaults.   Except as set forth in Schedule 3.17, the
consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement of the Company or Stockholder that will not be waived or released at Closing; (ii) a default or an event that will not be waived or released at Closing, and that, with notice or lapse of time or both, would be a default, breach, or violation of the Certificate of Incorporation or Bylaws of the Company or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which the Company or Stockholder is a party or by which the Company or Stockholder or its assets are bound; (iii) an event that will not be waived or released at Closing and that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of the Company or Stockholder; (iv) the creation or imposition of any lien, charge, or encumbrance on any of the Company's assets; or (v) a violation of any law or any rule or regulation of any administrative agency or governmental body unrelated to the business or profession of health care and any profession related to health care, of any order, writ, injunction or decree of any court, administrative agency or governmental body to which the Company or Stockholder is subject.

    3.18. No Prohibited Payments. Neither the Company nor any employee, or agent of the Company, has made or authorized any payment of funds of the Company or on behalf of the Company prohibited by law and no funds of the Company have been set aside to be used for any payment prohibited by law.

    3.19. Non-Distributive Intent. The Stockholder is receiving the shares of AMED's Common Stock to be issued hereunder to them for their own account (and not for the account of others) for investment and not with a view to the distribution thereof. The Stockholder will not sell or otherwise dispose of such shares without registration under the Securities Act of 1933, as amended (the "Act"), or an exemption therefrom, and the certificate or certificates representing such shares will contain a legend to the foregoing effect. The Stockholder further acknowledges and agrees that unless the resale of the shares is registered under the Act, such resale must be made pursuant to Rule 144 under the Act. The Stockholder understands that it may not sell or otherwise dispose of such shares in the absence of either a registration statement under the Act or an exemption from the registration provisions of the Act.

    3.20. Completeness of Disclosure. No representation or warranty and no Schedule, exhibit, or certificate prepared by the Company or Stockholder pursuant hereto and no statement made or other document prepared by the Company or Stockholder and furnished to AMED by the Company or Stockholder contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading, except where such instance would not have a Material Adverse Effect.

    4. Representations and Warranties of AMED. AMED hereby agrees, represents, and warrants to the Stockholder, on the date of this Agreement and on the Closing Date, as follows:

    4.01. Organization.   AMED is a corporation duly organized, validly
existing, and in good standing under the laws of the State of Delaware and authorized to carry on business in the State of Louisiana and in every other jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of it business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

    4.02. Due Authorization; Third Party Consents.   AMED has the right, power,
legal capacity, and authority to enter into and perform its obligations under this Agreement and no approval or consent of any person other than AMED is necessary in connection with the execution, delivery, or performance of this Agreement. The execution, delivery, and performance of this Agreement by AMED has been duly authorized by its board of directors and no other corporate proceedings on the part of AMED are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a legal and binding obligation of AMED, and is valid and enforceable against AMED in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts of competent jurisdiction, and (iii) any court or administrative body may refuse to enforce the choice of law provision of Section 9.12 of this Agreement.

    4.03. No Violation.   The consummation of the transactions contemplated by
this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement of AMED that will not be waived or released at Closing; (ii) a default or an event that will not be waived or released at Closing and that, with notice or lapse of time or both, would be a default, breach, or violation of the Certificate of Incorporation or Bylaws of AMED or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which AMED is a party or by which AMED or the property of AMED is bound; or (iii) a violation of any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency or governmental body to which AMED is subject.

    4.04. Capitalization.   The authorized capital stock of AMED includes
10,000,000 shares of Common Stock, of which 2,734,549 shares are outstanding as of June 30,1997 and 499,581 shares are reserved to be issued upon exercise of outstanding options and warrants. Each of such outstanding shares of AMED's Common Stock is validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of any stockholder.

    4.05. Compliance With Laws. AMED has complied with, and is not in violation of any term or provision of, its Certificate of Incorporation or Bylaws. To its Knowledge, Amed has complied with and is not in violation of any (i) term or provision of any applicable judgment, decree, order, statute, injunction, rule, ordinance; (ii) any Health Care Law; or (iii) foreign, United States, state or local statutes, laws, rules, or regulations.

    4.06. Financial Condition. AMED has delivered to the Company and Stockholder, and the Company and Stockholder acknowledges receipt of and have read and understand a copy of its Form 10-K for the fiscal year ended December 31, 1996 ("Form 10-K"), its proxy statement dated July 16, 1997 and its Form 10-Q for the nine months ended September 30, 1997 ("Form 10-Q"). The Form 10-K and Form 10-Q present fairly the financial condition, assets, liabilities, and stockholders' equity of AMED as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of AMED for the period indicated; and each such statement of changes in financial position presents fairly the information purported to be shown therein. The financial statements referred to in this Section 4.06 have been prepared in accordance with GAAP consistently applied throughout the periods involved, are correct and complete in all material respects and are in accordance with the books and records of AMED.

    4.07. Reports. Since September 30, 1997, AMED has filed all forms, reports and documents with the Securities and Exchange Commission (the "Commission") required to be filed by it pursuant to the federal securities laws and Commission rules and regulations thereunder, and all such forms, reports and documents filed with the Commission have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder.

    4.08. AMED Stock. All of the shares of AMED common stock to be issued to the Stockholder hereunder will, upon delivery, be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with federal and state securities laws, free and clear of all liens charges, restrictions, mortgages, security interests or claims of any kind, except those restrictions regarding transfer pursuant to Rule 144 of the Act. AMED has notified Nasdaq of the issuance of its common stock hereunder to Stockholder.

    4.09. Completeness of Disclosure. No representation or warranty and no Schedule, exhibit, or certificate prepared by AMED pursuant hereto and no statement made or other document prepared by AMED and furnished to the Company or Stockholder by AMED contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading, except where such instance would not have a Material Adverse Effect.

    5. Conditions to Obligations of AMED. The obligations of AMED under this Agreement are subject, at the option of AMED, to the following conditions:

    5.01. Other Closing Documents. Company and the Stockholder shall have delivered to AMED at or prior to the Closing such other documents as AMED may reasonably request in order to enable AMED to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

    5.02. Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements or to obtain substantial damages with respect thereto, except as listed in Schedule 3.04.

    5.03. No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of AMED:

    5.03.01. Makes any of the transactions contemplated by this Agreement illegal;

    5.03.02. Results in a delay which affects the ability of AMED to consummate any of the transactions contemplated by this Agreement;

    5.03.03. Requires the divestiture by AMED of a material portion of the business of either AMED taken as a whole, or of the Company taken as a whole; and

    5.03.04. Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to AMED of the transactions contemplated by this Agreement.

    5.04. Contractual Consents Needed. The parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them or any subsidiary is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure would not have a Material Adverse Effect.

    5.05. Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force and effect, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

    5.06. Non-Distributive Intent. AMED shall have received from the Company and the Stockholder executed letters of non-distributive intent, substantially in the form of Schedule 5.06.

    5.07. Non-Competition and Non-Solicitation Agreement. Kevin Webb shall have entered into the non-competition and non-solicitation agreement in the form attached hereto as Schedule 5.07.

    5.08. Board and Shareholder Approval.   The Board of Directors and
Stockholders of the Company shall have approved the transactions contemplated herein.

    5.09. Legal Opinion. AMED shall have received the opinion of Tilly & Associates, dated the Closing Date, in the form of Schedule 5.09 attached hereto.

    5.10. Release.  Stockholder shall have executed the release as set forth in
Schedule 5.10.

    6. Conditions to Obligations of The Company. The obligations of the Company under this Agreement are subject, at the option of the Company, to the following conditions:

    6.01. Other Closing Documents. AMED shall have delivered to the Company, at or prior to the Closing, such other documents as the Company may reasonably request in order to enable the Company to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

    6.02. Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements set forth as an exhibit hereto, or to obtain substantial damages with respect thereto.

    6.03 No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of the Company:

    6.03.01. Makes any of the transactions contemplated by this Agreement illegal;

    6.03.02. Results in a delay which affects the ability of the Company to consummate any of the transactions contemplated by this Agreement;

    6.03.03. Requires the divestiture by the Company or the Stockholder of any of the shares of AMED's Common Stock;

    6.03.04. Imposes material limitations on the ability of the Company or the Stockholder to effectively exercise full rights of ownership of the shares of Common Stock including the right to vote the shares on all matters properly presented to the stockholders of AMED; or

    6.03.05. Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the Company or the Stockholder of the transactions contemplated by this Agreement.

    6.04. Contractual Consents Needed. The Parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them or any subsidiary is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure would not have a Material Adverse Effect.

    6.05. Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by the Parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the Parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

    6.06. Board Approval. The Board of Directors of AMED shall have approved the transactions contemplated herein.

    6.07. Employment Agreements. On or before Closing, Kevin M. Webb shall enter into an employment agreement in the form attached hereto as Schedule 6.07.

    7.    Covenants and Agreements of the Company.   The Company covenants and
agrees as follows:

    7.01. Public Statements. Before the Company shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, the Company shall cooperate with AMED, shall furnish drafts of all documents or proposed oral statements to AMED for comment, and shall not release any such information without the written consent of AMED. Nothing contained herein shall prevent the Company from furnishing any information to any governmental authority if required to do so by law.

    7.02. Consents Without any Condition. The Company shall not make any agreement or understanding with a third party not in the ordinary course of business without approval in writing by AMED.

    7.03. Access.   The Company  will afford the officers, counsel, agents,
investment bankers, accountants, and other representatives of AMED, free and full access to the plans, properties, books, and records of the Company; will permit them to make extracts from and copies of such books and records; and will from time to time furnish AMED with such additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company as AMED from time to time may request. The Company will also cause the public accountants of the Company to make available to AMED and its public accountants the work papers relating to the financial statements of the Company.

    7.04. Conduct of Business. The Company will use its best efforts to conduct its affairs so that at the Closing, no representation or warranty of the Company will be inaccurate, no covenant or agreement of the Company will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of the Company.

    7.05. Notice of Changes. Until the Closing or the earlier rightful termination of this Agreement, the Company will immediately advise AMED in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an exhibit or schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

    8.    Covenants and Agreements of AMED.   AMED covenants and agrees as
follows:

    8.01. Public Statements. Before AMED shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, AMED shall cooperate with the Company, shall furnish drafts of all documents or proposed oral statements to the Company for comments, and shall not release any such information without the written consent of the Company. Nothing contained herein shall prevent AMED from furnishing any information to any governmental authority if required to do so by law. In the event AMED and the Company have not completed the terms of this Agreement, both AMED and the Company shall not disclose any information concerning this Agreement to any third party.

    8.02. Consents Without any Condition. AMED shall not make any agreement or understanding with a third party not in the ordinary course of business not approved in writing by the Company.

    8.03. Conduct of Business. AMED will conduct its affairs so that at the Closing no representation or warranty of AMED will be inaccurate, no covenant or agreement of AMED will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of AMED.

    8.04. Notice of Changes. Until the Closing or the earlier rightful termination of this Agreement, AMED will immediately advise the Company in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an exhibit or schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

    9.    Miscellaneous.

    9.01. Brokerage and Other Fees. The parties agree that there are no brokerage arrangements or fee obligations, in writing or otherwise, with respect to the transactions set forth in this Agreement. Each party shall be responsible for the fees of their respective professionals (including, without limitation, legal and accounting fees) engaged to assist in the preparation, negotiation and counseling with respect, and relating, to this Agreement and consummation of the transactions contemplated herein, as well as their respective out-of-pocket expenses except AMED agrees to pay for the preparation of the necessary transfer documents to accomplish the transactions herein.

    9.02. Further Actions. At any time and from time to time, the parties agree, at their expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

    9.03. Availability of Equitable Remedies. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, the parties shall be entitled before, and only before, Closing, in addition to any other right or remedy available to them, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement; and in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

    9.04. Survival. The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive until AMED is in receipt of the final Medicare Cost Reporting Letter, irrespective of any investigation made by or on behalf of any party (the "Survival

Date"). No claim for indemnification may be brought pursuant to this Section
9.04 unless asserted by written notice as provided herein by the party claiming indemnification on or before the Survival Date.

    9.05. Modification. The Agreement and the schedules and exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by the Parties.

    9.06. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or delivered by hand or telecopy to the party to whom it is to be given at the address of such party set forth in the preamble or signature pages to this Agreement. Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of mailing (or comparable act) and if given by hand or telecopy, shall be deemed given upon delivery or as of the date of the telecopy date of receipt, except for a notice changing a party's address, which will be deemed given at the time of receipt thereof.

    9.07. Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and, in the case of a corporate party, be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

    9.08. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each party's respective successors, assigns, heirs, and personal representatives.

    9.09. No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

    9.10. Separability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

    9.11. Headings. The headings of this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

    9.12. Counterparts, Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to conflict of laws and any action or proceedings must be brought in Dallas County, Texas.

    9.13. Indemnification by the Stockholder.  The Stockholder shall, indemnify, defend and hold harmless AMED and each of its officers, directors, agents and affiliates from and against any damage, loss, claim, liability, cost or expense, including fees and disbursements of counsel, accountants, experts and other consultants (collectively, "Damages"), resulting from, arising out of, based upon or occasioned by: (i) Medicare Liabilities in excess of $950,000, and
(ii) any misstatement or omission from any representation by, or any breach of warranty, covenant or agreement of, the Company or the Stockholder contained herein ("Other Liabilities") in excess of $20,000.

    9.14. Indemnification Procedures. Promptly after receipt by AMED (the "Indemnitee"), of notice of any action, suit, proceeding, audit, claim or potential claim (any of which is hereinafter individually referred to as a "Circumstance"), which could give rise to a right to indemnification for damages pursuant to Section 9.13, the Indemnitee shall give the party who may become obligated to provide indemnification hereunder (the "Indemnitor") written notice describing the Circumstance in reasonable detail; provided, that failure of an Indemnitee to give such notice to the Indemnitor shall not relieve the Indemnitor from any of its indemnification obligations hereunder unless (and then only to the extent) that the failure to give such notice prejudices the defense of the Circumstance by the Indemnitee. Such Indemnitor shall have the right, at its option and upon its acknowledgment to the Indemnitee of Indemnitor's liability to indemnify Indemnitee in respect of such asserted liability, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Indemnitee; provided, that any such compromise (i) shall include as an unconditional term thereof, the giving by the claimant or the plaintiff to such Indemnitee of a release from all liability in respect of such claim and (ii) shall not result in the imposition on the Indemnitee of any remedy other than monetary damages to be paid in full by the Indemnitor pursuant to this Section 9.14. If any indemnitor shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnitee of its intention to do so, and the Indemnitee agrees to, and to cause its own independent counsel to, cooperate fully with the Indemnitor and its counsel in the compromise of, or defense against, any such asserted liability. All reasonable out-of-pocket costs and expenses incurred by the Indemnitee in connection with such cooperation (including, without limitation, the reasonable fees and expenses of the Indemnitee's own independent counsel) shall be borne by the Indemnitor. In any event, the Indemnitee shall have the right to participate with its own counsel (the reasonable fees and expenses of which will be borne by Indemnitor) in the defense of such asserted liability; provided that if with respect to a Circumstance, Indemnitor shall have acknowledged Indemnitor's liability to indemnify Indemnitee if and to the extent of any loss arising out of such Circumstance and Indemnitor shall be diligently defending such matter, Indemnitor shall not be obligated to indemnify Indemnitee for the cost of Indemnitee's participation in such defense, including Indemnitee's attorney's fees. Under no circumstances shall the Indemnitee compromise any such asserted liability without the written consent of the Indemnitor (which consent shall not be unreasonably withheld), unless the Indemnitor shall have failed or refused to undertake the defense of any such asserted liability after a reasonable period of time has elapsed following the notice of a Circumstance received by such Indemnitor pursuant to this Section 9.14.

    9.15. Right to Set-Off. AMED shall have the right to set off Damages against the consideration placed in escrow pursuant to the terms of the Escrow Agreement set forth in Exhibit 2.02 hereof.

    9.16. Other Indemnification Provisions. The foregoing indemnification provisions under this Section 9 are in addition to any statutory, equitable or common law remedy any party may have for breach of representation, warranty or covenant.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date written in the preamble of this Agreement.



                              AMEDISYS, INC.



                              By:
                                 ------------------------------------
                              Name:
                                   ----------------------------------
                              Title:
                                    ---------------------------------


                              UNIVERSITY CAPITAL CORP.


                              By:
                                 ------------------------------------
                              Name:
                                   ----------------------------------
                              Title:
                                    ---------------------------------


                              STOCKHOLDER:


                              ----------------------------------------
                              Name:
                                   -----------------------------------
                              Address:
                                      --------------------------------

                               LIST OF SCHEDULES


Schedule No.    Schedule Description
------------    --------------------

2.01  Stock Power

2.02  Escrow Agreement

3.01  Organization and Qualification

3.03  Authorizations and Third Party Consents

3.04  Litigation

3.05  Employees and Compensation

3.07  Insurance

3.08  Contracts, Agreements and Instruments

3.10  Financial Statements and Balance Sheets

3.11  Permits and Licenses

3.12  Properties

3.13  Hazardous Materials

3.14  Interest in Competitors

3.16  Changes or Events

3.17  Defaults

5.06  Letters of Non-Distributive Intent

5.07  Non-Compete and Non-Solicitation Agreement

5.09  Legal Opinion of Tilly & Associates

5.10  Release

6.07  Employment Agreement